Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Dietrich Industries, Inc. Hourly 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-126175) on Form S-8 of Worthington Industries, Inc. and the Dietrich Industries, Inc. Hourly 401(k) Plan of our report dated June 8, 2007, with respect to the financial statements and supplemental schedule of the Dietrich Industries, Inc. Hourly 401(k) Plan as of and for the year ended December 31, 2006, which report appears in the annual report on Form 11-K of the Dietrich Industries, Inc. Hourly 401(k) Plan for the year ended December 31, 2006.

/s/ MEADEN & MOORE, LTD.

Certified Public Accountants

June 20, 2007

Cleveland, Ohio